Exhibit 99.1

Temecula Valley Bancorp Announces Second Quarter 2008 Results

  Adds $5.3 Million to Reserves, Generating Loss of $2 Million
  Well Capitalized – Total Risk Based Capital 11.80%
  Return to Profitability Anticipated 3rd Quarter 2008

TEMECULA, Calif.--(BUSINESS WIRE)--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) today announced a net loss of $2.0 million, or $0.20 per diluted share, for the second quarter ending June 30, 2008 compared with net income of $5.3 million, or $0.47 per diluted share, reported for the second quarter of 2007. Results reflect the combined impact of a lower net interest margin, a substantial increase in the loan loss provision, and lower noninterest income, partially offset by lower noninterest expense.

For the first six months of 2008, Temecula had a loss of $553 thousand, or $0.06 per diluted share, compared with net income of $9.4 million for the first six months of 2007, or $0.85 per diluted share.

Chairman, President, and CEO, Stephen H. Wacknitz stated, “Clearly, we are continuing to work our way through one of the most challenging economic environments we’ve experienced in a long time. We remain confident that our markets will rebound. We have a strong capital base, solid credit and underwriting infrastructure, and a solid business strategy being implemented by a seasoned team of managers and lenders. We are prepared to address the difficult market and anticipate returning to profitability next quarter.”

Highlights of the 2008 second quarter are as follows:

  Loan loss provision $5.3 million versus $0 in the second quarter of 2007.
  Temecula’s strategy to reduce overall portfolio risk is succeeding at a rapid pace. Construction & development loans reduced from 50.4 percent of total loans a year earlier to 46.2 percent at the end of the current quarter, while SBA loans grew $68.3 million, or 26.2 percent year over year, and now constitute 24.8 percent of the portfolio, up from 22.6 percent last year.
  Year over year assets increased 12 percent to $1.5 billion. In January 2008, David H. Bartram, a 26-year veteran in banking and SBA was hired to diversify the bank’s loan portfolio, following his previous success in SBA lending at Bank of Commerce and U.S. Bank. SBA production was $107.9 million in the second quarter of 2008 compared to $85.2 million in 2007, and $172.8 million year to date 2008 compared to $156.7 million year to date 2007.
  Net interest income decreased by $5.0 million year over year, or 29.5 percent, primarily from a 185 basis point decline in the net interest margin, partially offset by 6.15 percent growth in average earning assets.

  Noninterest income declined by $3.3 million, due mainly from the $3.9 million decrease in gains on sales of loans and a $1.0 million decrease in loan broker income, offset by $1.4 million higher SBA servicing income.
  The ratio of gross nonperforming assets declined 11 basis points from the first quarter 2008, with a $3.0 million increase. Gross nonperforming assets were $74.4 million, or 5.08% of total assets. Government guarantees of $10.5 million reduced the exposure to $63.9 million or 4.37 percent of total assets.
  Net charge-offs were $3.0 million, or 0.67 percent of annualized average loans, higher than historical levels and reflecting the impact of the distressed housing market.

Mr. Wacknitz commented, “During the second quarter, we took steps to respond to the depressed state of the construction industry by shifting our focus to expanding our SBA lending throughout the country as well as establishing more conservative exposures and limits on certain higher-risk construction loans such as non-owner-occupied projects. While we are optimistic about the long-term health and vitality of our markets, the timing of a turnaround is difficult to predict. While we are seeing some bright spots pointing to stabilization in the real estate market, we are still proceeding cautiously.

“As we indicated in the first quarter, we are de-emphasizing conventional construction lending and lowering our exposure in light of market conditions and risk levels. Our business strategy is to expand our SBA lending activities, mainly in the western United States and for owner-user multi-purpose projects, building upon our expertise and infrastructure already in place. We have targeted experienced SBA business development officers in key markets that have referral contacts specific to multi-purpose properties. Through the first six months of 2008, 13 new seasoned SBA business development officers have been hired. In addition, we have positioned our branch network to capture a greater share of commercial business, giving us the opportunity to cross-sell many of our new deposit and cash management products.”

RESULTS FROM OPERATIONS

Total revenue, which consists of net interest income and noninterest income, was $14.8 million for the second quarter of 2008 compared with $23.2 million for the second quarter of 2007, a decrease of 36.1 percent. Net interest income was $12.0 million, down $5.0 million or 29.5 percent from the $17.1 million reported for the prior-year second quarter, due to the unprecedented Federal Reserve Bank rapid rate decreases in late 2007 and early 2008. The net interest margin declined by 185 basis points in the second quarter of 2007 to 3.66 percent in the second quarter of 2008, with 50 basis points of the decline occurring in the linked quarter. The 33.6 percent decline in the net interest margin year over year was only partially offset by an increase in average earning assets of 6.15 percent. The loan yield declined 277 basis points versus a 104 basis point decline in average cost of interest-bearing deposits. “The downward repricing of our time deposits has finally started to catch up with the repricing of our variable rate loans, and we experienced a modest expansion of our net interest margin as we exited the second quarter,” said Mr. Wacknitz. While the net interest margin averaged 3.66 percent for the second quarter, the net interest margin was 3.83 percent for the month of June.

Noninterest income was $2.8 million for the second quarter of 2008, down $3.3 million or 54.4 percent from the $6.1 million reported for the year-ago second quarter. Income from core banking operations such as loan income and service fees on deposit accounts rose modestly from year-ago levels. Combined, they generated $0.8 million of income, up 7.2 percent, from $0.7 million. Gains derived from the sale of loans and other assets declined sharply, from $4.45 million in the 2007 second quarter to $0.55 million for the current quarter. Asset sale gains in the second quarter of 2007 included first trust deed loan sales gain of $1.3 million and $0.5 million of SBA 7a unguaranteed sales gain compared to $0 for both in the same period in 2008. Other asset sale gains have declined as a result of lower volume of loans sales (including SBA 7(a), 504, and USDA B&I loans) this year. In addition, premiums on these loan sales are somewhat depressed due to disruptions in the credit markets that basically started in the third quarter of 2007.

SBA servicing income, the third source of Temecula’s noninterest income, is affected by prepayment speeds and discount rates. These factors reflect market conditions over which Temecula has less control. These factors became more volatile in 2007, reflecting greater uncertainties in the financial markets at that time. More recently, financial market conditions have stabilized, and the mark-to-market adjustment and cash servicing income have become less volatile.

Beginning in the fourth quarter of 2004, less of the SBA loan servicing rights was retained and more SBA 7(a) loans were sold with cash premiums to reduce the volatility associated with early prepayments and volatile discount rates. The SBA requires that the originating lender retain a minimum of one percent in servicing fees, so the current weighted average servicing rate should remain level or reduce to slightly above one percent as remaining loans originated prior to the fourth quarter of 2004 payoff or pay down. For the first quarter of 2008 the net servicing loss was $29,000, due to more than expected prepayments, and the cash servicing income of $1.5 million was offset by the $1.5 million non-cash decline in the valuation of the servicing assets. In the second quarter of 2008, net servicing income improved due to lower prepayment speeds and slightly lower discount rate. The table below provides a breakout of the SBA servicing portfolio calculations for the first and second quarter of 2008 and 2007.

SBA Servicing Assets

SBA Servicing Assets ($000)	2Q'08	1Q'08	2Q'07	1Q'07
SBA Loans Serviced - EOP	$353,797	$362,331	$384,500	$383,100
Value of the Servicing Assets - EOP	$11,354	$11,185	$16,886	$19,020
Net Servicing Income (Loss)	$552	$(29)	$(855)	$(855)
Fair Value Adjustment to SBA Servicing Assets	$(877)	$(1,475)	$(2,578)	$(2,771)
Cash Servicing Income	$1,499	$1,539	$1,785	$1,999
Weighted Avg. Servicing Rate - EOP	1.70%	1.67%	1.82%	1.95%

The fourth source of noninterest income is loan broker income on SBA and mortgage loans, which decreased from $1.3 million the second quarter of 2007 to $0.3 million the second quarter of 2008 due to a lower number of mortgage and SBA transactions. Year to date broker income was $2.7 million in 2007 and $1.0 million in 2008.

Noninterest expense for the second quarter of 2008 was $13.2 million, down $1.2 million or 8.1 percent from the $14.3 million reported for the second quarter of 2007. Salary and benefits expenses primarily accounted for the decrease, reflecting lower bonus and commission expense due to lower earnings and broker income for the quarter. In addition, staffing levels have been reduced, with the number of full-time equivalent employees declining by 19 to 299 in the second quarter of this year and declining 17 since year-end 2007. The extent of the staff decreases was offset by increases in the retail SBA division. The full effect of the staff decreases will be recognized in the upcoming quarters. Compared to the linked quarter, noninterest expenses grew $1.5 million, or 13.0 percent, due to an increase in the expenses associated with the administration of problem loans and the management and disposition of foreclosed real estate.

BALANCE SHEET

Total assets were $1.46 billion at June 30, 2008, up $155.8 million or 11.9 percent from the $1.31 billion reported at June 30, 2007. Since year-end 2007, assets increased $146.2 million. Loans grew by $175.1 million, or 15.2 percent, over the last twelve months to $1.33 billion at June 30, 2008, driven by non-construction real estate and SBA lending. Construction and development (C&D) loans constitute 46.2 percent of the portfolio, down from 47.4 percent and year end, while commercial loans, at 6.0 percent, are growing as a percent of the total loan portfolio.

Year-over-year loan growth was funded through a reduction of fed funds sold, growth in deposits, borrowings from the Federal Home Loan Bank Board, and a higher level of junior subordinated debt.

The bank has historically been a real estate lender, with approximately 92.4 percent of its loans collateralized by real property. Construction and Development (C&D) loans at the end of the current quarter were $613.1 million, an increase of $32.1 million, or 5.5 percent, from the $581.0 million reported at the end of the second quarter of 2007, but a decrease of $15.2 million from the linked quarter. While current loan application levels have fallen off sharply, advances on current projects have resulted in higher loan outstanding balances compared with a year ago. Some of the void created by the decline in construction lending will be filled by SBA lending.

SBA loans were $328.5 million at second quarter-end, up $68.3 million or 26.3 percent from second quarter 2007 levels. From the linked quarter, SBA loans increased $60.4 million due to expansion in the number of SBA business development officers.

While other real estate, including CRE loans, increased to $299.6 million, or $49.4 million from year-ago levels, loans in this category were virtually unchanged from March 31, 2008 levels.

Commercial loans increased $23.0 million, or 40.3 percent from a year ago, and total $80.0 million at the end of second quarter 2008.

The loan portfolio is diversified geographically and by loan type. Over 24 percent of the Bank’s loans are located outside of California, underwritten through various SBA programs. These loans are all commercial in nature, divided between CRE ($38.0 million) and commercial construction ($76.0 million), SBA 7(a), 504, and USDA B&I ($109.3 million), and unguaranteed purchase program ($103.4 million).

Deposits at June 30, 2008 were $1.23 billion, an increase of $79.1 million or 6.9 percent from $1.15 billion at June 30, 2007 and an increase of $31.5 million from the linked quarter. Declining rates accounted for the 57 basis point improvement in the cost of interest-bearing deposits since first quarter 2008.

ASSET QUALITY

Gross nonperforming assets were $74.4 million or 5.08 percent of total assets at June 30, 2008, up from $71.4 million or 5.19 percent of total assets at March 31, 2008, and $27.4 million or 2.09 percent of total assets at June 30, 2007. Nonperforming assets were supported by government guarantees of $10.5 million, $11.3 million and $15.2 million, respectively, for the current quarter, the linked quarter and the year-ago quarter. Net charge-offs were an annualized 0.67 percent of average loans for second quarter 2008, compared with 0.40 percent and 0.06 percent, respectively, of average loans for first quarter 2008 and second quarter 2007. The majority of nonperforming loans are construction loans, which represent $35.8 million of the net exposure and $37.2 million of the gross exposure. This is down $9.3 million and $9.3 million respectively from March 31, 2008. Real estate secured nonperforming loan gross balances increased $1.7 million and net balances increased $3.1 million from March 31, 2008. Other real estate owned increased from $3.1 million at March 31, 2008, to $13.7 million at June 30, 2008, due to three SBA loans totaling $1.4 million and three construction loans totaling $9.2 million being transferred from non-accrual status to other real estate owned.

SHAREHOLDERS’ EQUITY

Shareholders’ equity at the end of second quarter 2008 was $105.3 million compared with $107.8 million at March 31, 2008 and $112.2 million a year ago. The decline reflects the impact of the loss in second quarter 2008 and the impact of repurchases of 577,200 shares for $9.974 million in the third quarter of 2007 and 149,500 shares for $1.680 million in the first quarter of 2008 and 50,000 shares for $0.363 million in the second quarter of 2008. At June 30, 2008, the Company had 10,033,267 shares outstanding. Capital ratios remain strong at June 30, 2008, with the Tier 1 leverage ratio at 9.96 percent, the Tier 1 risk-based capital ratio at 9.22 percent, and the total risk-based capital ratio at 11.80 percent, all above the minimum to qualify as "well capitalized."

ABOUT THE COMPANY

Temecula Valley Bank, established in 1996, operates eleven full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach, Ontario, and San Marcos. The Bank also operates a number of regional real estate loan production centers in California. As a leading SBA Preferred Lender, the Bank has a network of SBA loan production offices across the United States. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank. For further information, please go to the Bank's website at www.temvalbank.com.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

Forward-Looking Statements

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
(in thousands except share and per share information)

	June 30, 2008	June 30, 2007	% Change	December 31, 2007	% Change
ASSETS
Cash and due from banks	$13,464	$13,644	(1%)	$13,210	2%
Interest-bearing deposits in financial institutions	1,000	1,000	0%	1,000	0%
Federal funds sold	0	76,750	(100%)	4,220	(100%)
Investment securities available-for-sale	39,685	0	0%	0	0%
Investment securities held-to-maturity	2,964	1,012	193%	2,981	(1%)
Loans
Commercial	80,000	57,019	40%	68,661	17%
Real Estate-Construction	613,074	580,987	6%	586,906	4%
Real Estate-Other	299,648	250,198	20%	292,153	3%
SBA	328,492	260,177	26%	286,367	15%
Consumer and other	5,360	3,134	71%	3,630	48%
Total Gross Loans	1,326,574	1,151,515	15%	1,237,717	7%
Less allowance for loan losses	(19,226)	(12,268)	57%	(16,022)	20%
Total Loans, net	1,307,348	1,139,247	15%	1,221,695	7%

Federal Reserve & Home Loan Bank stock, at cost	4,650	2,833	64%	2,905	60%
Bank premises and equipment, net	5,622	5,400	4%	5,271	7%
Other real estate owned, net	13,724	722	1801%	0	0%
Cash surrender value life insurance	30,426	27,505	11%	28,034	9%
SBA-loan servicing asset	4,993	7,111	(30%)	5,350	(7%)
SBA-loan I/O strip receivable	6,361	9,775	(35%)	6,599	(4%)
Accrued interest	6,042	6,466	(7%)	6,827	(11%)
Other Assets	28,446	17,500	63%	20,433	39%
Total Assets	$1,464,725	$1,308,965	12%	$1,318,525	11%
LIABILITIES AND STOCKHOLDER EQUITY
Deposits
Non-interest Bearing Deposits	145,193	144,683	0%	133,867	8%
Money Market & NOW	134,945	151,893	(11%)	146,270	(8%)
Savings	26,903	29,487	(9%)	28,059	(4%)
Time Deposits	921,882	823,772	12%	852,875	8%
Total deposits	1,228,923	1,149,835	7%	1,161,071	6%
Junior subordinated debt securities	56,924	34,023	67%	34,023	67%
Borrowings from Federal Home Loan Bank	60,530	0	0%	0	0%
Accrued interest	1,808	2,027	(11%)	2,329	(22%)
Other liabilities	11,244	10,892	3%	13,143	(14%)
Total liabilities	1,359,429	1,196,777	14%	1,210,566	12%
Stockholder's equity	105,296	112,188	(6%)	107,959	(2%)
Total liabilities and Stockholder's equity	$1,464,725	$1,308,965	12%	$1,318,525	11%

SELECTED BALANCE SHEET DATA
Book value per share, end of period	10.49	10.52		10.64
Tier 1 leverage capital ratio	9.96%	10.93%		10.63%
Tier 1 risk-based capital ratio	9.22%	10.58%		9.65%
Total risk-based capital ratio	11.80%	11.51%		10.80%
Allowance for loan losses as a % of total loans	1.45%	1.07%		1.29%
Gross nonperforming assets as a % of total assets	5.08%	2.09%		2.35%
Net nonperforming assets as a % of total assets	4.37%	0.93%		1.56%
Net chargeoffs (annualized) as a % of total loans	0.65%	0.06%		0.09%

PAST DUE AND NON-ACCRUAL LOANS
June 30, 2008	Gross Balance	Government Guaranty	Net Balance
30 - 89 days past due	32,063	(1,426)	30,637
90+ days past due and accruing	0	0	0
Non-accrual	60,669	(8,567)	52,102
Other real estate owned (REO)	13,724	(1,888)	11,836
Total non-performing assets	74,393	(10,455)	63,938

March 31, 2008
30 - 89 days past due	19,844	(2,160)	17,684
90+ days past due and accruing	0	0	0
Non-accrual	68,350	(10,436)	57,914
Other real estate owned (REO)	3,091	(816)	2,275
Total non-performing assets	71,441	(11,252)	60,189

December 31, 2007
30 - 89 days past due	11,547	(2,732)	8,815
90+ days past due and accruing	0	0	0
Non-accrual	30,936	(10,379)	20,557
Other real estate owned (REO)	0	0	0
Total non-performing assets	30,936	(10,379)	20,557

June 30, 2007
30 - 89 days past due	11,471	(405)	11,066
90+ days past due and accruing	0	0	0
Non-accrual	26,630	(14,611)	12,019
Other real estate owned (REO)	722	(542)	180
Total non-performing assets	27,352	(15,153)	12,199

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except share and per share data)

	3 Mos. Ended June 30,		6 Mos. Ended June 30,
	2008	2007	2008	2007
INTEREST INCOME
Interest income and fees on loans	$22,655	$29,487	$48,301	$57,565
Other Interest income	194	417	477	698
Total Interest income	22,849	29,904	48,778	58,263
INTEREST EXPENSE
Interest on deposits	9,631	12,071	21,026	23,347
Interest on junior subordinated debt and other borrowings	1,201	779	2,239	1,614
Total Interest expense	10,832	12,850	23,265	24,961
Net interest income	12,017	17,054	25,513	33,302
Provision for loan losses	5,300	0	7,500	415
Net interest income after provision for loan losses	6,717	17,054	18,013	32,887
NON INTEREST INCOME
Service charges and fees	147	151	299	300
Gain on sale of loans, fixed assets and OREO	553	4,454	1,435	6,737
SBA Net Servicing income	552	(855)	523	(1,710)
Loan related income	614	559	1,027	1,017
Other income	926	1,808	2,259	3,711
Total Non Interest income	2,792	6,117	5,543	10,055
NON INTEREST EXPENSE
Salaries and employee benefits	8,214	9,646	15,826	18,283
Occupancy and equipment	1,313	1,273	2,649	2,537
Marketing and business promotion	154	257	417	601
Office expense	592	705	1,174	1,363
Loan related expense	600	493	1,069	1,115
Other expense	2,290	1,943	3,673	3,081
Total Non Interest expense	13,163	14,317	24,808	26,980
Earnings (Loss) before income taxes	(3,654)	8,854	(1,252)	15,962
Income tax expense (benefit)	(1,643)	3,603	(699)	6,532
Net earnings (loss)	$(2,011)	$5,251	$(553)	$9,430

OTHER SELECTED FINANCIAL DATA
Actual common shares outstanding at end of period	10,033,267	10,662,772	10,033,267	10,662,772
Average common shares outstanding	10,038,322	10,661,179	10,069,440	10,631,627
Average common shares & equivalents outstanding	10,041,183	11,072,471	10,125,895	11,063,223
Basic earnings (loss) per share	(0.20)	0.49	(0.06)	0.89
Diluted earnings (loss) per share	(0.20)	0.47	(0.06)	0.85

Return on average assets (annualized)	(0.58)%	1.59%	(0.08)%	1.47%
Return on average equity (annualized)	(7.59)%	19.07%	(1.05)%	17.56%
Investment Yield	3.67%	5.24%	3.37%	5.23%
Loan Yield	7.02%	9.79%	7.59%	9.77%
Cost of Interest-bearing Deposits	3.74%	4.78%	4.04%	4.77%
Cost of Borrowings	4.80%	7.66%	5.74%	7.91%
Loan to deposit ratio, end of period	107.95%	100.15%	107.95%	100.15%
Net interest margin	3.66%	5.51%	3.92%	5.53%
Efficiency ratio	88.89%	61.79%	79.88%	62.23%

NET LOAN CHARGEOFFS
Chargeoffs	3,067	198	4,486	678
Recoveries	(24)	(9)	(190)	(9)
Net Chargeoffs (Recoveries)	3,043	189	4,296	669

TEMECULA VALLEY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(dollars in thousands except per share information)

	Quarterly
	2008		2007
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income (fully tax-equivalent)	$12,017	$13,496	$15,813	$16,517	$17,054		$16,250
Provision for loan and lease losses	$5,300	$2,200	$3,130	$1,055	$0		$415
Non Interest income	$2,792	$2,751	$4,813	$1,521	$6,117		$3,938
Non Interest expense	$13,163	$11,645	$12,284	$12,642	$14,317		$12,664
Net income (loss)	$(2,011)	$1,458	$3,113	$2,595	$5,251		$4,179
Basic earnings (loss) per share	$(0.20)	$0.14	$0.31	$0.25	$0.49		$0.39
Diluted earnings (loss) per share	$(0.20)	$0.14	$0.30	$0.25	$0.47		$0.38
Average shares outstanding	10,038,322	10,100,558	10,141,606	10,247,356	10,661,179		10,601,748
Average diluted shares outstanding	10,041,183	10,217,048	10,339,950	10,559,464	11,072,471		11,124,945

PERFORMANCE RATIOS
Return on average assets	(0.58)%	0.43%	0.93%	0.79%	1.59%		1.34%
Return on average common equity	(7.59)%	5.44%	11.60%	9.66%	19.07%		16.04%
Net interest margin (fully tax-equivalent)	3.66%	4.16%	5.03%	5.38%	5.51%		5.54%
Investment Yield	3.67%	3.37%	5.02%	5.16%	5.24%		5.23%
Loan Yield	7.02%	8.12%	9.04%	9.62%	9.79%		9.75%
Cost of Interest-bearing Deposits	3.74%	4.31%	4.61%	4.73%	4.78%		4.75%
Cost of Borrowings	4.80%	7.87%	7.08%	7.51%	7.66%		8.14%
Noninterest income/Operating revenue	18.85%	16.93%	23.33%	8.43%	26.40%		19.51%
Efficiency ratio	88.89%	71.67%	59.56%	70.09%	61.79%		62.73%
Full-time equivalent employees	299	317	316	324	318		313

CAPITAL
Loans/ Deposits	107.95%	106.08%	106.60%	104.60%	100.15%		102.43%
Securities/ Assets	2.91%	0.21%	0.23%	0.23%	0.08%		0.08%
Equity to assets	7.19%	7.83%	8.19%	8.04%	8.57%		8.21%
Regulatory leverage ratio	9.96%	10.41%	10.63%	10.60%	10.93%		11.27%
Tier 1 risk-based capital ratio	9.22%	9.82%	9.65%	9.59%	10.58%		10.42%
Total risk-based capital ratio	11.80%	12.35%	10.80%	10.57%	11.51%		11.65%
Book value per share	$10.49	$10.71	$10.64	$10.35	$10.52		$10.15
Common dividends per share	$0.04	$0.04	$0.04	$0.04	$0.04	$	N/A

ASSET QUALITY
Gross loan charge-offs	$3,067	$1419	$510	$149	$198		$479
Net loan charge-offs (recoveries)	$3,043	$1,253	$408	$24	$190		$479
Net loan charge-offs annualized to average loans	0.67%	0.40%	0.13%	0.01%	0.06%		0.16%
Allowance for loan losses	$19,226	$16,969	$16,022	$13,299	$12,268		$12,458
Allowance for losses to total loans	1.45%	1.34%	1.29%	1.10%	1.07%		1.06%
Nonaccrual loans - gross	$60,669	$68,350	$30,936	$32,034	$26,629		$23,813
90-Day Delinquencies still accruing - gross	0	0	0	0	0		0
Other real estate owned - gross	$13,724	$3091	$0	$152	$722		$722
Nonperforming assets (including OREO)	74,393	71,441	30,936	32,186	27,352		24,535
Nonperforming assets to total assets	5.08%	5.19%	2.35%	2.47%	2.09%		1.87%
Nonperforming Assets, Net of Guarantees (NOG)	63,938	60,189	20,558	18,522	12,199		10,420
Nonperforming assets NOG to Total Assets	4.37%	4.37%	1.56%	1.42%	0.93%		0.79%

END OF PERIOD BALANCES
Loans (before allowance)	$1,326,574	$1,270,210	$1,237,717	$1,204,474	$1,151,515		$1,179,789
Total earning assets (before allowance)	$1,370,223	$1,301,454	$1,245,917	$1,231,510	$1,230,277		$1,236,224
Total assets	$1,464,725	$1,376,209	$1,318,525	$1,304,878	$1,308,965		$1,312,448
Deposits
Non Interest-Bearing Demand	$145,193	$144,213	$133,867	$144,938	$144,683		$151,293
Money Market and NOW	$134,945	$155,811	$146,270	$173,851	$151,893		$141,028
Savings	$26,903	$28,386	$28,059	$27,214	$29,487		$32,012
Timed Deposits Under $100,000	$537,087	$470,817	$453,272	$391,365	$403,827		$420,301
Timed Deposits $100,000 and Over	$384,795	$398,165	$399,603	$414,184	$419,945		$407,219
Deposits	$1,228,923	$1,197,392	$1,161,071	$1,151,552	$1,149,835		$1,151,853
Shareholders' equity	$105,296	$107,796	$107,959	$104,944	$112,188		$107,744
Period end common shares outstanding	10,033,267	10,063,267	10,147,910	10,137,910	10,662,772		10,613,659

QUARTERLY AVERAGE BALANCES
Loans (before allowance)	$1,294,078	$1,266,788	$1,234,795	$1,175,764	$1,208,928		$1,167,399
Total earning assets (before allowance)	$1,317,206	$1,300,521	$1,247,838	$1,218,899	$1,240,905		$1,189,218
Total assets	$1,404,359	$1,374,297	$1,321,112	$1,296,334	$1,323,088		$1,266,657
Deposits	$1,177,204	$1,195,820	$1,155,301	$1,140,412	$1,158,276		$1,106,127
Shareholders' equity	$106,544	$107,809	$106,432	$106,571	$110,424		$105,661

LOAN PORTFOLIO (INCLUDING HELD-FOR-SALE)
Residential Construction Loans	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
10 Owner Occupied Res Const	0.77%	0.74%	0.58%	0.53%	0.41%	0.72%
11 High-End Owner Occupied	2.10%	2.81%	2.48%	2.50%	2.57%	2.09%
20 Spec Residential Construction (1-4 units)	2.90%	3.18%	3.66%	3.69%	3.89%	3.56%
21 High-End Spec Residential Const (1-4 units)	3.84%	3.84%	5.10%	6.10%	6.38%	5.97%
23 High-End Residential Tract Construction (over 4 units)	2.57%	3.67%	3.15%	3.50%	3.73%	3.48%
24 Tract Construction (over 4 Units)	2.93%	3.32%	2.18%	1.97%	1.83%	1.84%
25 Multi-Family Construction	0.78%	1.51%	1.45%	1.25%	1.43%	1.15%
26 Condominium Construction	5.09%	4.56%	3.79%	3.03%	2.37%	2.15%
27 High-End Condominium Construction	6.58%	7.06%	6.43%	7.21%	6.62%	6.39%
28 Condominium Conversion	0.94%	0.96%	0.96%	0.96%	1.49%	1.76%
Sub-Total Residential Construction Loans	28.48%	31.66%	29.80%	30.75%	30.72%	29.10%

Commercial Construction Loans
30 Owner-Occupied Comm Const	2.34%	3.05%	3.58%	4.05%	4.40%	4.32%
31 Restaurant/Bar Construction	0.56%	0.50%	0.25%	0.10%	0.08%	0.31%
32 Hotel/Motel Construction	6.02%	4.87%	4.13%	5.03%	5.45%	5.58%
33 Car Wash Construction	0.42%	0.53%	0.46%	0.45%	0.55%	0.69%
34 Gas Station/C Store Construction	0.61%	0.74%	0.67%	0.66%	0.63%	0.48%
36 Retail Spec Construction	0.67%	0.61%	0.50%	0.26%	0.20%	0.76%
38 Office Spec Construction	1.13%	1.02%	1.15%	1.73%	1.78%	2.24%
40 Industrial/Warehouse Spec Const	1.29%	1.44%	1.35%	1.13%	1.04%	1.51%
42 Healthcare Construction	1.11%	1.46%	1.68%	1.61%	1.32%	1.26%
44 Miscellaneous Comm Const	0.30%	0.30%	0.38%	0.33%	0.27%	0.15%
45 Mini-Storage Construction	0.24%	0.24%	0.21%	0.14%	0.38%	0.39%
50 Residential Land Development	2.32%	2.33%	2.68%	2.56%	2.98%	3.22%
51 Commercial Land Development	0.76%	0.75%	0.75%	0.76%	0.85%	0.43%
Sub-Total Commercial Construction Loans	17.76%	17.84%	17.80%	18.80%	19.93%	21.33%

Non-Construction Real Estate Loans
55 Unimproved Land	6.93%	6.78%	7.67%	7.73%	6.99%	5.68%
59 Multi-Family	0.78%	0.29%	0.32%	0.39%	0.43%	0.65%
60 Owner-Occupied Commercial	15.37%	13.05%	13.32%	13.24%	13.21%	14.40%
61 Restaurant/Bar	1.44%	1.73%	2.07%	1.72%	1.81%	1.60%
62 Hotel/Motel	8.04%	7.81%	7.82%	6.47%	5.84%	5.28%
63 Car Wash	1.07%	0.99%	1.06%	1.11%	1.11%	1.25%
64 Gas Station/C Store	3.55%	3.86%	4.16%	4.39%	4.56%	4.34%
66 Retail Investment	0.81%	0.65%	0.57%	0.63%	0.76%	0.83%
68 Office Investment	1.61%	1.02%	1.05%	0.67%	0.55%	0.98%
70 Industrial/Warehouse Investment	2.17%	2.40%	2.47%	2.74%	2.65%	3.49%
72 Healthcare	1.06%	0.70%	0.47%	0.95%	0.86%	0.68%
74 Miscellaneous Commercial	0.21%	0.34%	0.48%	0.59%	0.62%	1.26%
75 Mini-Storage	0.34%	0.36%	0.37%	0.39%	0.41%	0.56%
80 1st TD 1-4 Residential	1.00%	1.40%	1.47%	1.34%	1.45%	1.62%
82 Junior TD 1-4 Residential	1.78%	1.98%	2.04%	2.17%	2.04%	1.80%
Sub-Total Non-Construction Real Estate Loans	46.17%	43.37%	45.33%	44.52%	43.28%	44.40%
Total Real Estate Secured Loans	92.42%	92.88%	92.93%	94.08%	93.93%	94.84%

Commercial, Consumer, Other	7.58%	7.12%	7.07%	5.92%	6.07%	5.16%
Total Loan Portfolio	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

CONTACT:
Temecula Valley Bank
Stephen H. Wacknitz, 951-694-9940